News Release

Integra Bank and First Security Bank Announce Agreement for Purchase of Branches and Loans from Integra

EVANSVILLE, INDIANA and OWENSBORO, KENTUCKY – March 3, 2010 – Integra Bank Corporation (NASDAQ Global Market: IBNK) and First Security Inc. announced today that First Security Bank of Owensboro, Inc. (“First Security”), the wholly-owned subsidiary of First Security Inc., has agreed to purchase eight banking offices of Integra’s wholly-owned bank subsidiary, Integra Bank N.A. (“Integra Bank”).  The banking offices include five located in Bowling Green and Franklin, Kentucky and single offices located in Paoli, Mitchell and Bedford, Indiana. In addition, First Security has agreed to acquire a pool of indirect consumer, commercial, and commercial real estate loans from Integra.

First Security will assume approximately $188.2 million of deposit liabilities related to the eight branches and acquire $74.8 million of branch related loans, as well as $38.4 million of additional commercial real estate, $2.0 million of other commercial and $56.9 million of indirect consumer loans selected by First Security originated from other Integra offices.  The Kentucky branches include approximately $122.4 million of deposits, while the Indiana branches include approximately $65.8 million of deposits.

First Security will pay a deposit premium for the deposit liabilities it assumes and will also acquire the indirect consumer and commercial real estate loans at a discount from their outstanding principal balances.  The final deposit premiums and loan discounts will be determined at the closing date and are dependent upon the loan and deposit mix and balances.  After allocation of the loans originated from other Integra offices to the purchased branches, the net premiums are estimated to approximate 5.00% for the Kentucky branches and 3.50% for the Indiana branches.  The eight banking offices will be sold at their book values, as will the fixed assets.  Both Integra and First Security expect that the transaction will have a minimal impact on the liquidity of either company, as it has been designed to minimize the amount of cash required from either party.  The transaction is subject to First Security raising additional capital necessary to support the transaction and customary closing conditions, including regulatory approval.  The parties expect the transaction to close in the first half of 2010.

Michael J. Alley, Chairman and Chief Executive Officer of Integra commented, “We are pleased to work with the team at First Security to complete this transaction as we continue to execute our multi-step strategy designed to improve our capital and liquidity positions, reduce our credit risk and accelerate our return to profitability.  We will expend all necessary efforts to complete this transition for our employees and customers as seamlessly as possible.  The Integra associates in these eight branches have done an outstanding job for us and we are confident they will continue to provide exceptional service to their customers as they become part of the First Security team.”

Alley also stated, “This is the third sale of branch clusters we have announced in 2010 and we continue to expect additional announcements in the next 90 days.  The deposit premiums and reduction of risk weighted assets generated from these divestitures improve our capital position and are a primary component of our multi-step strategy that will result in a focus on community banking in a narrower operating footprint.  The capital generated from these sales will allow us to evaluate sales of both non-performing and performing loans and will lead to aggressive reductions of our cost structure to match our core earning capacity, aggressive marketing of our services to community relationship customers, and a return to profitability.”

M. Lynn Cooper, Chief Executive Officer of First Security Inc. stated, “We look forward to continuing our expansion plans into two new markets. The Bowling Green, Franklin, Kentucky and Southern Indiana markets certainly compliment and add further shareholder value to our Owensboro, Kentucky and Evansville, Indiana locations. We are committed to providing the type of service that our customers desire and expect from a highly customer focused community bank. We value the opportunity to assist our professional bankers in these new markets by providing new products and services.”

Integra expects this transaction to improve Integra Bank’s tier 1 and total risk based capital ratios by approximately 120 basis points, while increasing its tier 1 leverage ratio by approximately 75 basis points.  The transactions are also expected to increase the parent company’s tangible common equity to tangible assets ratio by approximately 55 basis points.

After completion of this transaction, First Security will have 11 banking centers in Kentucky and Indiana.  First Security’s acquisition of these branches will result in total assets of approximately $430 million and deposits of approximately $340 million.

Forward-Looking Statements
This press release contains statements about the proposed sale of Integra branch offices and other assets to First Security Bank and the impact on both Integra Bank and First Security Bank. These statements are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.  Forward-looking statements are not guarantees of future performance. These statements are based upon current expectations, forecasts and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the satisfaction of customary closing conditions set forth in the various agreements between the parties, including the receipt of regulatory approval for the branch sale, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in Integra Bank Corporation’s respective filings with the Securities and Exchange Commission.

About Integra Bank Corporation
Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. As of December 31, 2009, Integra had approximately $3.0 billion in total assets.  Integra operates 69 banking centers and 116 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Integra Bank previously announced the sale of three Indiana branches to United Community Bancorp of Lawrenceburg, Indiana and the sale of two Kentucky branches to The Cecilian Bank of Cecilia, Kentucky.  Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.

About First Security Inc.
First Security Inc. is the bank holding company for First Security Bank of Owensboro Inc.  For more information concerning First Security, please visit www.FirstSecurity.net.

Contacts:
(Integra Bank):
Mike Alley, Chairman and CEO – (812) 461-5795
Mike Carroll, Chief Financial Officer – (812) 464-9673
Gretchen Dunn, Shareholder Relations – (812) 464-9677

(First Security, Inc.):
M. Lynn Cooper, President and CEO – (270) 663-4678
Michael F. Beckwith, Chief Financial Officer – (270) 663-4668